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Exhibit 8.1

[Milbank, Tweed, Hadley & McCloy LLP Letterhead]

September 5, 2002

Liquid Audio, Inc.
800 Chesapeake Drive
Redwood City, California 94063

Ladies and Gentlemen:

        We have acted as counsel to Liquid Audio, Inc., a Delaware corporation ("Liquid Audio"), in connection with the acquisition by Liquid Audio of Alliance Entertainment Corp. ("Alliance"), pursuant to the Agreement and Plan of Merger, dated as of June 12, 2002, by and among Liquid Audio, Alliance and April Acquisition Corp., as amended by the Amended and Restated Agreement and Plan of Merger dated July 14, 2002 (the "Plan of Merger"). Capitalized terms used in this opinion and not otherwise defined have the meanings given them in the Plan of Merger.

        In rendering our opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants, and representations contained in originals or copies certified or otherwise identified to our satisfaction of the Plan of Merger, the other agreements made in connection with the Plan of Merger, and other documents we have deemed necessary and appropriate.

        In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of those documents. We have also assumed the transactions related to the Merger will be consummated in accordance with the terms described in each document.

        The opinion set forth here is as of the date of this registration statement and is subject to the truth, accuracy and completeness as of the Effective Time of the representations stated here as being relied upon with respect to our opinion. In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended, (the "Code"), Treasury Regulations promulgated thereunder, pertinent judicial authorities, Internal Revenue Service ("IRS") interpretive rulings, and other authorities we consider relevant. We caution that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A change in the authorities upon which our opinion is based could affect our conclusions.

        Based upon and subject to the qualifications and limitations set forth herein, we are of the opinion that the statements in the discussion of United States Federal income tax matters contained in this Form S-4 under the heading "U.S. Federal Tax Consequences of the Merger" are, to the extent they concern matters of law or legal conclusions, correct in all material respects.

        You should be aware that the opinions expressed above represent our conclusions as to the application of existing law, including the Code, the Treasury Regulations (including proposed regulations) promulgated thereunder, the legislative history thereof and rulings and pronouncements of the IRS to the transaction described above. There can be no assurance that contrary positions will not be taken by the IRS or that the law will not change. We undertake no obligation to update this opinion or otherwise advise you in the event there is a change in law or relevant legal authorities.

        We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and the references to us in the section of the Registration Statement entitled "U.S. Federal Tax Consequences of the Merger." In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

        This opinion is furnished by us as counsel for Liquid Audio in connection with the Merger and is solely for the benefit of Liquid Audio and its shareholders, and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior written permission.

Very truly yours,

/s/ MILBANK, TWEED, HADLEY & MCCLOY LLP

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  Exhibit 8.1